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                                                                   Exhibit 99(n)

                                                                  EXHIBIT F-2 to
                                                                   Note Purchase
                                                                       Agreement

                               Form of Opinion of
                           Simpson Thacher & Bartlett

                  (i) The Basic Agreement, as supplemented by the Class D Trust Supplement (collectively, the "Class D Pass Through Agreement") has been duly authorized, executed and delivered by NWA Corp. and constitute valid and legally binding obligation of NWA Corp., the Company and the Trustee enforceable against NWA Corp., the Company and the Trustee in accordance with its terms.

                  (ii) Assuming the Class D Certificates have been duly authorized, executed, authenticated and issued by the Trustee, upon delivery thereof and payment in accordance with the Note Purchase Agreement, the Certificates will constitute valid and legally binding obligations of the Trustee enforceable against the Trustee in accordance with their terms and entitled to the benefits of the Class D Pass Through Agreement.

                  (iii) No consent, approval, authorization, order, registration or qualification of or with any federal or New York governmental agency or body or any Delaware government agency or body acting pursuant to the Delaware General Corporation Law or, to our knowledge, any federal or New York court or any Delaware court acting pursuant to the Delaware General Corporation Law is required for the valid authorization, issuance and delivery of the Certificates, the valid authorization, execution and delivery by the Company or NWA Corp. of, and the performance by the Company, and NWA Corp. of their respective obligations under, the Class D Pass Through Agreement or the Delaware Trust Agreement, except such as have been obtained and made under the Act and Trust Indenture Act and such as may be required under state securities laws or the Federal Aviation Act of 1958, as amended (the "Federal Aviation Act").

                  (iv) Although we are not aware of any judicial authority, neither the Class D Trust nor the Delaware Trust is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). None of NWA Corp. or the Company is an "investment company" within the meaning of and subject to regulation under the Investment Company Act.

                  (v) The Intercreditor Agreement Amendment constitutes a valid and legally binding obligation of each of the Subordination Agent and the Trustee, enforceable against each such party in accordance with its terms.

                  Such counsel may state that its opinion as set forth in paragraphs (i) and (ii) are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
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                  Insofar as the opinions expressed by such counsel relate to or are dependent upon matters governed by the laws of the State of Minnesota, such counsel may state that it has relied upon the opinion of the Vice President, Law and Secretary of the Company, delivered to you concurrently with such counsel's opinion.